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                                                                EXHIBIT 23.1

                       CONSENT OF INDEPENDENT CERTIFIED
                              PUBLIC ACCOUNTANTS


We have issued our report dated January 29, 1998, accompanying the consolidated financial statements and schedules of Happy Kids Inc. and Subsidiaries contained in the Registration Statement and Prospectus which will be signed upon consummation of the transactions described in Note A to the consolidated financial statements. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."


GRANT THORNTON LLP

/s/ Grant Thornton LLP

New York, New York
February 24, 1998